As filed with the Securities and Exchange Commission on May 5, 2015

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUCID PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3419541
(State of incorporation)	(IRS Employer Identification No.)

15 New England Executive Park

Burlington, Massachusetts 01803

(781) 365-2596

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2015 EQUITY INCENTIVE PLAN

2015 EMPLOYEE STOCK PURCHASE PLAN

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copy to:

Thomas P. Mathers Chief Executive Officer CoLucid Pharmaceuticals, Inc. 15 New England Executive Park Burlington, MA 01803 (781) 365-2596	Daniel L. Boeglin Jonathan R. Zimmerman Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-1425 (612) 766-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
2015 Equity Incentive Plan	1,900,000(2)	$10.00(5)	$19,000,000	$2,207.80
2015 Employee Stock Purchase Plan	300,000(3)	$8.50(6)	$2,550,000	$296.31
2006 Equity Incentive Plan	22,428(4)	$4.77(7)	$106,981.56	$12.43
TOTAL:	2,222,428	$9.74	$21,656,981.56	$2,516.54

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2015 Equity Incentive Plan (the “2015 Plan”), the 2015 Employee Stock Purchase Plan (the “ESPP”), and the 2006 Equity Incentive Plan (the “2006 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Shares of Common Stock reserved for issuance under the 2015 Plan consist of (a) 1,819,100 shares of Common Stock reserved for future issuance under the 2015 Plan plus (b) 80,900 shares of Common Stock previously reserved but unissued under the 2006 Plan that are now available for future issuance under the 2015 Plan. To the extent awards outstanding under the 2006 Plan as of the date of this Registration Statement are forfeited, lapse unexercised, are settled for cash or otherwise do not result in the issuance of all or a portion of the shares under the awards, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2015 Plan, subject to certain limitations. See footnote 4 below.
(3)	Represents shares of Common Stock reserved for future issuance under the ESPP.
(4)	Represents shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Plan as of the date of this Registration Statement. See footnote 2 above.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the initial public offering price of $10.00 per share.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on 85% of the initial public offering price of $10.00 per share. Pursuant to the ESPP, which plan is incorporated by reference herein, the purchase price of the shares of Common Stock to be issued thereunder will be 85% of the lower of the fair market value of the Common Stock on the first day of the purchase period or on the last day of the purchase period.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $4.77 per share represents the weighted average of the exercise prices for outstanding options.

PART I

SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by CoLucid Pharmaceuticals, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1) The Registrant’s prospectus contained in the Registration Statement on Form S-1, as amended (Registration No. 333-203100), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(2) The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37358) filed with the Commission on April 27, 2015 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(3) All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a),

13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation limits the liability of the Registrant’s directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements that it entered into with its directors and indemnification agreements that it intends to enter into with its executive officers provide that: (i) the Registrant will indemnify its directors and officers for serving it in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; (iv) the rights conferred in the Registrant’s amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with the Registrant’s directors, officers, employees and agents and to obtain insurance to indemnify such persons; and (v) no repeal or modification of the indemnification provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws will diminish or adversely affect the rights of any director, officer, employee or agent under those provisions in respect of any occurrence or matter arising prior to any such repeal or modification. In addition, Section 145(g) of the Delaware General Corporation Law also permits the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to the Registrant, regardless of whether the Registrant’s bylaws permit indemnification. The Registrant maintains a directors’ and officers’ liability insurance policy.

The Registrant entered into indemnification agreements with its directors and intend to enter into such agreements with each of its executive officers. These indemnification agreements may require the Registrant, among other things, to indemnify each such director or executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of the Registrant’s directors or executive officers.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Specimen of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on March 30, 2015).

4.2	Second Amended and Restated Investors’ Rights Agreement, dated January 12, 2015 (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on March 30, 2015).

5.1*	Opinion of Faegre Baker Daniels LLP.

23.1*	Consent of Grant Thornton LLP.

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

99.1	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.14 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

99.2	Form of Non-Statutory Stock Option Agreement (incorporated by reference to Exhibit 10.15 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

99.3	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.16 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

99.4	Form of Restricted Stock Agreement (Directors) (incorporated by reference to Exhibit 10.17 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

*	Filed herewith.

Item 9.	Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on May 5, 2015.

COLUCID PHARMACEUTICALS, INC.

By:	/s/ Thomas P. Mathers
Thomas P. Mathers
Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of CoLucid Pharmaceuticals, Inc., hereby constitute Thomas P. Mathers and Matthew D. Dallas, as the true and lawful attorneys with full power to them, and each of them singly to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any amendments, including post-effective amendments, to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable CoLucid Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Thomas P. Mathers Thomas P. Mathers	Chief Executive Officer and Director (principal executive officer)	May 5, 2015

/s/ Matthew D. Dallas Matthew D. Dallas	Chief Financial Officer (principal financial and accounting officer)	May 5, 2015

/s/ Arthur M. Pappas Arthur M. Pappas	Chairman of the Board of Directors	May 5, 2015

/s/ Martin W. Edwards Martin W. Edwards, M.D., M.B.A.	Director	May 5, 2015

/s/ Luc Marengere Luc Marengere, Ph.D.	Director	May 5, 2015

/s/ Richard J. Markham Richard J. Markham	Director	May 5, 2015

/s/ Jesse I. Treu Jesse I. Treu, Ph.D.	Director	May 5, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on March 30, 2015).

4.2	Second Amended and Restated Investors’ Rights Agreement, dated January 12, 2015 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on March 30, 2015).

5.1*	Opinion of Faegre Baker Daniels LLP.

23.1*	Consent of Grant Thornton LLP.

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

99.1	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.14 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

99.2	Form of Non-Statutory Stock Option Agreement (incorporated by reference to Exhibit 10.15 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

99.3	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.16 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

99.4	Form of Restricted Stock Agreement (Directors) (incorporated by reference to Exhibit 10.17 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203100), filed with the Commission on April 20, 2015).

*	Filed herewith.